EXHIBIT 10.1

CONIFER CROSSING

NORCROSS, GEORGIA

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into this 2nd day of April, 2008, by and between SIMPSON FINANCING LIMITED PARTNERSHIP, a Colorado limited partnership (“Seller”) and FOWLER PROPERTY ACQUISITIONS, LLC, a California limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of certain real property located at 3383 Holcomb Bridge Road, Norcross, Gwinnett County, Georgia which property is more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Property”); and

WHEREAS, Seller has offered to sell the Property to Purchaser and Purchaser has offered to purchase the Property from Seller; and

WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

1. DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Section:

“Additional Earnest Money Deposit” means (i) Three Hundred Fifty Thousand and No/100 dollars ($350,000.00) to be deposited by Purchaser as provided in Section 4 hereof; (ii) any sums deposited by Purchaser in connection with exercising the Extension Options (as hereinafter defined pursuant to Paragraph 7.1.2 hereof, and (iii) all interest and income earned thereon while held in escrow.

“Agreement” means this Purchase and Sale Agreement, together with all exhibits attached hereto, as same may be extended by mutual agreement of the parties in writing.

“Broker” means Holliday Fenoglio Fowler, LP

“Closing” means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 7 hereof.

“Closing Date” means the time and date, established under Subsection 7.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

“Due Diligence Items” means those items, documents and matters listed or described on Exhibit “D” attached hereto and incorporated herein by this reference.

“Earnest Money” means Five Hundred Thousand and No/100 Dollars ($500,000.00) composed of the Initial Earnest Money Deposit and any Additional Earnest Money Deposit and all interest and income earned thereon while held in escrow.

“Earnest Money Escrow Agreement” means an agreement among Seller, Purchaser and Escrow Agent, in the form attached hereto as Exhibit “C” and incorporated herein by this reference, regarding the Earnest Money.

“Escrow Agent” means the Fidelity National Title Insurance Company, having an address of 200 Galleria Parkway, SE, Suite 2060, Atlanta, GA 30339, Attention: Shawn Tidwell, Esq.

“Execution Date” means the date on which this Agreement is duly executed by the last signing party, such date shall be inserted in the preamble on the first page of this Agreement.

“Initial Earnest Money Deposit” means One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) to be deposited by Purchaser as provided in Section 4 hereof and all interest and income earned thereon while held in escrow.

“Inspection Date” means thirty (30) days from and after the Execution Date.

“Permitted Exceptions” means any Title Matters to which Purchaser fails to object prior to the Title Review Date or which Purchaser waives pursuant to Section 5 hereof.

“Personal Property” means the items described in Exhibit “G” attached hereto and incorporated herein by this reference.

“Purchase Price” means the amount which Purchaser shall pay to consummate the purchase and sale of the Property as provided in Subsection 3.1 hereof.

“Tenant Leases” means those written leases, rental or occupancy agreements for individual apartment units at the Property pursuant to which the tenants listed on the Rent Roll are entitled to rent and occupy any portion of the Property.

“Title Matter” and “Title Matters” mean any deeds to secure debt, deeds of trust, mortgages, liens, financing statements, security interests, easements, leases, restrictive covenants, agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics’ or materialmen’s liens (inchoate or perfected), liens for federal or state income, estate or inheritance taxes and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting the Property or Seller and which affects title to the Property, or the ability, right, power and authority of Seller to convey to Purchaser fee simple, good and marketable and insurable title to the Property, in accordance with the terms of this Agreement.

2. SALE AND PURCHASE. Seller agrees to sell the Property to Purchaser on the terms and conditions contained in this Agreement, and Purchaser agrees to purchase the Property from Seller on the terms and conditions contained in this Agreement.

3. PURCHASE PRICE/ASSUMPTION OF LIABILITY.

3.1 Amount and Payment of Purchase Price.

3.1.1 The Purchase Price for the Property shall be Thirty-One Million Seven Hundred Fifty Thousand and No/100 ($31,750,000), subject to adjustment as provided for in Section 7 hereof.

3.1.2 At Closing, the Purchase Price shall be paid by Purchaser to Seller in cash, by federal funds check or by wire transfer of immediately available funds.

3.2 Assumption of Liability. Seller’s obligations under the contracts and agreements listed on Exhibit “E” attached hereto and incorporated herein by this reference which Purchaser does not elect to have terminated by notice to Seller on or before the Inspection Date shall be assumed by, and become the sole responsibility of, Purchaser at Closing and pursuant to which Purchaser will indemnify Seller for all assumed matters relevant to the operation of the Property arising after Closing and Seller will indemnify Purchaser for all assumed matters relevant to the operation of the Property applicable to the period prior to Closing.

4. EARNEST MONEY AND ESCROW AGENT.

4.1 Initial Earnest Money Deposit. Within five (5) business days after the Execution Date, Purchaser shall deposit the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) with Escrow Agent (the “Initial Earnest Money Deposit”).

4.2 Investment of Earnest Money. Escrow Agent will promptly invest the Earnest Money and disburse same in accordance with the terms, conditions and provisions of this Agreement and the Earnest Money Escrow Agreement.

4.3 Additional Earnest Money Deposit. In the event Purchaser does not elect to terminate this Agreement prior to the Inspection Date, within two (2) business days after the Inspection Date, Purchaser shall deposit the additional sum of Three Hundred

Fifty Thousand and No/100 Dollars ($350,000.00) with Escrow Agent (the “Additional Earnest Money Deposit”). The Additional Earnest Money Deposit shall be held along with the Initial Earnest Money Deposit and shall be collectively referred to as the “Earnest Money.”

4.4 Application of Earnest Money. In the event Purchaser does not elect to terminate this Agreement on or before the Inspection Date pursuant to Subparagraph 13.1.2 hereof, the Earnest Money shall become non-refundable to Purchaser except as provided in Section 13.1.2. Escrow Agent will otherwise hold, disburse and apply the Earnest Money in accordance with the Earnest Money Escrow Agreement.

5. TITLE EXAMINATION AND OBJECTIONS.

5.1 Title Examination. Within five (5) days after the Execution Date, Seller shall arrange for Escrow Agent to prepare an owner’s title insurance commitment for the Property (the “Title Commitment”). On or before thirty (30) days from the Execution Date (the “Title Review Date”), Purchaser shall have Seller’s title to the Property examined and the Property accurately surveyed and inspected and give written notice to Seller of any Title Matters which are unacceptable to Purchaser. If prior to the Title Review Date Purchaser fails to give any such notice with respect to any Title Matters which are of record as of such examination, then Purchaser shall be deemed to have waived all objections to Seller’s title and to such Title Matters and to have accepted the form and substance of the survey. Seller agrees to reasonably cooperate with Purchaser’s efforts to obtain estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from all parties to any declarations, business park covenants or other agreements materially affecting all or any portion of the Property, each to the extent designated by Purchaser prior to the Title Review Date, but delivery of such estoppels will not be a condition to Purchaser’s obligation to proceed to Closing.

5.2 Failure of Seller to Correct Objectionable Title Matters.

5.2.1 Within five (5) business days after receiving a timely notice of objections, provided by Purchaser pursuant to Subsection 5.1, Seller will, after review such objections in good faith, and notify Purchaser in writing which Title Matters Seller will attempt to cure, satisfy or remove, provided however, after reviewing the objections in good faith, Seller shall have no obligation to cure, satisfy or remove any Title Matter objected to by Purchaser, except for those Title Matters listed in Subsection 5.2.2 below. Seller’s failure to so notify Purchaser will be deemed to be Seller’s notice that it will not cure, satisfy or remove any Title Matters properly objected to by Purchaser. In the event Seller elects to cure less than all of the Title Matters properly objected to by Purchaser, Purchaser shall have the option to (i) waive such objections and proceed to Closing or (ii) terminate this Agreement within five (5) business days from Seller’s notification that Seller elects to cure less than all of the Title Matters properly objected to by Purchaser. In the event such Title Matters that Seller agrees to cure or has an obligation to cure pursuant to Subsection 5.2.2 hereof, have not been cured, satisfied or removed on or before the Closing Date, and are not of a nature customarily cured or satisfied at Closing, then the Closing Date shall be extended for a period not to exceed five (5) days to allow Seller to cure such Title Matter(s); provided, however, that except as provided in Subsection 5.2.2, in no event shall Seller be required to expend any money in connection with the satisfaction, correction or cure of (or efforts to satisfy, correct or cure) Title Matters. Following such extension of the Closing Date, Seller’s failure to cure, satisfy or remove any Title Matter it agrees to cure pursuant to Subsection 5.2.2 hereof shall be a default hereunder. Notwithstanding the foregoing, Purchaser shall not have the right to request the termination of the Coinmach Laundry Lease dated September 17, 1998.

5.2.2 Notwithstanding anything herein to the contrary, Seller shall be obligated to remove or discharge (i) any money charge, deed of trust, deed to secure debt, mortgage or lien arising out of or relating to any contract or agreement entered into by Seller, Seller’s agents or contractors, and (ii) any other Title Matter which first appears after the date of the Title Commitment and is intentionally or voluntarily placed on the Property by Seller. Should Seller fail to do so, Purchaser will be entitled to cure and remove such Title Matter, and all of Purchaser’s cost and expense incurred in connection with such cure shall be deducted from and credited against the Purchase Price.

6. Seller’s Representations and Warranties.

6.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser, as follows:

6.1.1 Seller has the right, power and authority to enter into this Agreement, and the right, power and authority to convey the Property in accordance with the terms and conditions of this Agreement. The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date and the performance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary for the full consummation of the purchase and sale of the Property as contemplated herein, are not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Seller is a party, or any judicial order or judgment of any nature by which Seller is bound. Seller is not a single-purpose entity and has a tangible net worth, exclusive of its interest in the Property, at least equal to the Cap Amount (as hereinafter defined) and Seller agrees to maintain such minimum tangible net worth at least through the survival period set forth herein.

6.1.2 Except as set forth on Exhibit 6.1.2, Seller has received no written notice of any pending action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller shall, promptly upon receiving any such notice, give Purchaser written notice thereof.

6.1.3 Except for routine rent collection matters arising under any tenant leases with respect to the Property, Seller has received no written notice of any action, suit or proceeding pending or threatened in writing against, by or affecting the Property or Seller’s right to transfer the Property or the title of the Property.

6.1.4 To Seller’s knowledge, the Rent Roll attached hereto as Exhibit “F” and incorporated herein by this reference is true, correct and complete in all material respects as of the date set forth therein.

6.1.5 At Closing Seller shall terminate, and be responsible for any payments due with respect thereto, all contracts affecting the Property, except for the contracts and agreements listed or described on Exhibit “E” attached hereto and incorporated herein by this reference (the “Service Contracts”) which, to the extent of any obligations arising thereunder after Closing, shall be assumed by, and become the responsibility of, Purchaser at Closing.

6.1.6 Seller has no knowledge and has not received written notice of violation of any applicable federal, state or local laws pertaining to environmental matters, building codes or other uses of the Property nor of any violation of any private declaration, covenant or restriction affecting the Property.

6.1.7 Except as may be set forth in any environmental report delivered by Seller to Purchaser as part of the Due Diligence Items, Seller has no knowledge of any Hazardous Materials (as hereinafter defined) which exist on or about the Property, or of any conditions which exist which do or may cause a violation of any Environmental Laws (as hereinafter defined).

6.1.8 Attached hereto as Exhibit “E” and incorporated herein by this reference is a complete and accurate list of all of the Service Contracts. To the best of Seller’s knowledge, all such Service Contracts are and shall be in full force and effect in accordance with their respective provisions; Seller has no knowledge of, and has received no written notice of, any default, or claim of default, on the part of any party to any of such Service Contracts.

6.1.9 Except as otherwise disclosed to Purchaser in writing, there are no on-site employees of Seller at the Property, and after Closing, Purchaser is not obligated to continue the employment of any of Seller’s or Seller’s property manager’s employees and has no obligation or liability whatsoever to any of Seller’s or Seller’s property manager’s employees under any agreements between Seller or Seller’s agent or property manager and its employees.

6.1.10 Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment and Real Property Tax Act).

6.1.11 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SUBSECTION 6.1 AND THE DOCUMENTS DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE (OTHER THAN SELLER’S WARRANTY OF TITLE SET FORTH IN THE DEED (AS HEREINAFTER DEFINED) TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OR ACCESS, INGRESS OR EGRESS, PROPERTY VALUE, OPERATING HISTORY, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SUBSECTION 6.1

AND THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER AGREES THAT WITH RESPECT TO THE PROPERTY, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR SELLER’S AGENTS OR EMPLOYEES. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, SOPHISTICATED AND EXPERIENCED PURCHASER OF REAL ESTATE SIMILAR TO THE PROPERTY AND THAT IT IS RELYING ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS, AND THAT PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME, AND, UPON CLOSING, ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6 AND THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SUBSECTION 6.1 SHALL EXPRESSLY SURVIVE CLOSING AND NOT MERGE THEREIN.

6.1.12 Without limiting Subsection 6.1.11, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of Hazardous Materials, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or Environmental Laws (as hereinafter defined) affecting the Property. Except as set forth in this Agreement, Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. As used herein “Environmental Laws” means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., the Resource Conservation Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901, et seq., the Emergency Planning and Community Right-to-Know Act (“Right-to-Know Act”), 42 U.S.C. § 11001, et seq., the Clean Air Act (“CAA”), 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act (“Clean Water Act”), 33 U.S.C. § 1251, et seq., the Toxic Substances Control Act (“TSCA”), 15 U.S.C § 2601, et seq., the Safe Drinking Water Act (“Safe Drinking Water Act”), 42 U.S.C. § 300f, et seq., the

Atomic Energy Act (“AEA”), 42 U.S.C. § 2011, et seq., the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651, et seq., and the Hazardous Materials Transportation Act (the “Transportation Act”), 49 U.S.C. § 1802, et seq. As used herein, “Hazardous Materials” means (1) “hazardous substances,” as defined by CERCLA; (2) “hazardous wastes,” as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws

6.1.13 Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser’s request solely as illustrative material. Seller represents only that such information is the same information provided to Seller by the property manager and prepared by the property manager and makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller’s operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced Purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases and covenants not to sue Seller and the Affiliates of Seller from any liability with respect to such historical information, unless there has been fraud by Seller in the preparation of the historical information.

6.1.14 To the extent that Seller may provide to Purchaser the existing or other reports of third parties regarding the condition of the Property (“Existing Third Party Reports”), Seller makes no representation or warranty concerning the accuracy or completeness of any report, study or investigation regarding the Property which was prepared by anyone other than Seller itself, including but not limited to the Due Diligence Items. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Third Party Reports delivered to Purchaser.

6.1.15 Notwithstanding anything contained herein to the contrary, the terms of Subsections 6.1.11 through 6.1.15 (inclusive) shall survive Closing and the delivery of the Deed and termination of this Agreement in perpetuity.

Purchaser’s Initials     ME                      Seller’s Initials             SDN

All representations and warranties made in this Agreement by Seller shall survive Closing for a period of six (6) months after the Closing Date, and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice on or before six (6) months after the Closing Date of such alleged breach with reasonable detail as to the nature of such breach and files an action against Seller with respect thereto within ninety (90) days after the giving of such notice.

Notwithstanding anything to the contrary contained in this Subsection 6.1, Seller shall have no liability to Purchaser for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Twenty Five Thousand and No/100 Dollars ($25,000.00), in which event Seller shall be liable for each dollar of damages resulting from the breach or breaches of its representations and warranties, but in no event shall Seller’s total liability for any such breach or breaches exceed, in the aggregate, Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Cap Amount”). In no event shall either party be liable for, nor shall either party seek, any consequential, indirect or punitive damages; and in no event shall any claim for a breach of any representation or warranty of either party be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to the non-breaching party prior to Closing or which was contained in the Due Diligence Material or in any of Seller’s files, books or records made available to Purchaser for inspection.

Notwithstanding anything to the contrary contained herein, if, at Closing, Purchaser shall have actual knowledge of facts that render any specific warranty, or representation of Seller, then inaccurate or untrue, with respect thereto, Purchaser shall be deemed to have waived any post Closing cause of action or claim for damage against Seller arising out of Seller’s breach of such representation or warranty.

6.1.16 Knowledge Defined. All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” or any words of similar import shall refer only to the actual knowledge of Todd Pope, President of Simpson Property Group (“SPG”) an affiliate of Seller charged with the management of the Property, Venita DeHaven, Senior Vice President of SPG. Seller represents that such individuals have been actively involved in the management of Seller’s business in respect of the Property in the capacities set forth herein on behalf of SPG. The terms “knowledge of Seller” or “to Seller’s knowledge” or any words of similar import shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.

6.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants that:

6.2.1 Purchaser (i) is a limited liability company duly organized and validly existing under the laws of the State of California, and is duly authorized and qualified to do all things required of it under this Agreement; (ii) has authority and power to enter into this Agreement; and (iii) has the authority to execute and deliver this Agreement.

6.2.2 The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Purchaser on the Closing Date and the performance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated herein, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Purchaser is a party, or any judicial order or judgment of any nature by which Purchaser is bound. On the Closing Date, all necessary and appropriate action will have been taken by Purchaser authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Purchaser of the documents and instruments to be executed by Purchaser on the Closing Date and the performance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated herein.

7. CLOSING.

7.1 Closing Date.

7.1.1 Closing shall occur on or before thirty (30) days after the Inspection Date, through escrow with Escrow Agent or such other place as is mutually agreeable to Seller and Purchaser. Seller and Purchaser acknowledge that the transaction contemplated hereunder shall be closed by delivering executed documents and the other closing deliveries required under Section 7 hereof to Escrow Agent. Said deliveries shall be held by Escrow Agent pending the satisfaction of (i) the other conditions to Closing contained herein; and (ii) any written escrow instructions delivered by Seller or Purchaser to Escrow Agent.

7.1.2 Purchaser shall have two (2) options to extend the Closing Date for an additional thirty (30) days each (each an “Extension Option” and collectively, the “Extension Options”). Purchaser may exercise its first Extension Option by providing written notice to Seller not less than five (5) business days prior to the originally scheduled Closing Date and by simultaneously depositing an additional One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) with Escrow Agent as an Additional Earnest Money Deposit. Purchaser may exercise its second Extension Option by providing written notice to Seller not less than five (5) business days prior to the Closing Date as extended, and by simultaneously depositing an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) with Escrow Agent as an Additional Earnest Money Deposit.

7.2 Deliveries At Closing. On the Closing Date, Closing shall occur as follows, subject to satisfaction of all of the terms and conditions of this Agreement:

7.2.1 Seller shall convey the Property to Purchaser free and clear of liens, claims and encumbrances other than the Permitted Exceptions, by a limited warranty deed (the “Deed”) in the form attached hereto as Exhibit “7.2.1” and incorporated herein by this reference, duly executed, witnessed and notarized and in recordable form (together with any required transfer tax or documentary declarations therefore). The legal descriptions of real property set forth in the Deed shall be based upon and conform to the applicable record title legal description contained in Seller’s respective vesting deed. If requested by Purchaser, Seller shall deliver to Purchaser a quitclaim deed for the Property in form and substance reasonably satisfactory to Seller for any legal descriptions shown on Purchaser’s surveys of the Property.

7.2.2 Seller shall deliver to Purchaser a special warranty bill of sale in the form attached hereto as Exhibit “7.2.2” and incorporated herein by this reference conveying to Purchaser all appliances, furnishings, equipment and other personal property owned by Seller and used in connection with all or any portion of the Property.

7.2.3 Seller and Purchaser shall execute, acknowledge and deliver to each other an assignment and assumption of landlord’s interest in leases, contracts and warranties assigning and conveying to Purchaser the Tenant Leases then in effect for the Property, as well as the contracts approved by Purchaser and warranties, guaranties and bonds then in effect, in the form of the Assignment and Assumption of Leases, Service Contracts and Warranties attached hereto as Exhibit “7.2.3” and incorporated herein by this reference, together with the original of each such warranty, guaranty and/or bond, to the extent in Seller’s possession.

7.2.4 Seller shall execute and deliver to Purchaser a certificate of nonforeign status, in the form of the Certificate of Nonforeign Status attached hereto as Exhibit “7.2.4” and incorporated herein by this reference.

7.2.5 Seller shall execute and deliver notices to each of the tenants of the Property advising each of the tenants of the Property of the sale of the Property to Purchaser, in the form of the Tenant Notice Letters attached hereto as Exhibit “7.2.5” and incorporated herein by this reference.

7.2.6 Seller shall deliver to Purchaser all refundable security, deposits provided for under the Tenant Leases for each Party pursuant to an assignment in the form of the Assignment of Refundable Deposits attached hereto as Exhibit “7.2.6” and incorporated herein by this reference.

7.2.7 Seller shall deliver to Purchaser and Escrow Agent satisfactory evidence of Seller’s organization and formation, existence, good standing, if applicable, and authority to execute and deliver the Deed.

7.2.8 Seller shall deliver possession of the Property to Purchaser immediately on the Closing Date, free and clear of all uses and occupancies, except the Permitted Exceptions.

7.2.9 Seller shall deliver to Purchaser satisfactory evidence of termination of any management and leasing agreements affecting the Property and any contracts which are not to be assumed by Purchaser in accordance with Subsection 3.2 of this Agreement.

7.2.10 Seller shall deliver to Purchaser a certificate in the form attached hereto as Exhibit “7.2.10” and incorporated herein by this reference, evidencing the reaffirmation of the truth and accuracy in all material respects of Seller’s representations, warranties and agreements set forth in Subsection 6.1 hereof, with such modifications as may be appropriate in light of any change in circumstance since the Execution Date.

7.2.11 Seller shall execute a certificate of ownership for the Property substantially in the form attached hereto as Exhibit “7.2.11” and incorporated herein by this reference, and including such other matters as may be reasonably requested by Escrow Agent in order to delete the standard exceptions set forth in the Title Commitment.

7.2.12 Seller shall provide Purchaser with evidence that Seller is a Georgia resident for purposes of O.C.G.A. § 48-7-28 or that Seller is otherwise exempt from the withholding requirements of O.C.G.A. § 48-7-28. Absent any evidence of exemption, Purchaser shall withhold as required by Georgia law.

7.2.13 Seller and Purchaser shall each execute and deliver a settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement.

7.2.14 Concurrently with Seller’s deliveries at Closing, Purchaser shall pay to Seller the Purchase Price as provided in Subsection 3.1 hereof.

7.2.15 In addition to all documents, instruments and Agreements expressly provided for herein, Purchaser and Seller shall execute and/or provide such other documents as may be reasonably required by Escrow Agent or by counsel for either party to effectuate the purposes of this Agreement.

7.3 Closing Costs. At Closing, Seller and Purchaser shall respectively pay the following costs and expenses:

7.3.1 Seller shall pay (i) the transfer tax or excise tax incurred in connection with the recording of the Deed (ii) the cost of any base coverage title insurance policy including any search fees incurred in connection therewith; (iii) the fees and expenses of Seller’s attorneys; (iv) the cost to remove or discharge any Title Matter it agrees to satisfy or cure pursuant to Subsection 5.2.2; (v) one-half (1/2) of any escrow charges; (vi) brokerage fees payable to the Broker incurred in connection with the transfer of the Property; and (vii) any other costs and expenses actually incurred by Seller.

7.3.2 Purchaser shall pay (i) all recording and filing fees for any documents executed in connection with this Agreement executed and delivered by Seller at Closing; (ii) all costs and expenses incurred in connection with Purchaser’s financing of the Property, including but not limited to the following: recording costs, documentary stamps, intangible tax, and lender’s attorneys fees, or any similar charges; (iii) the cost of any and all premiums for any Lender’s title insurance policy or policies and the costs of any endorsements to any owner’s or lender’s policy of title insurance obtained by Purchaser; (iv) one-half (1/2) of any escrow charges; (v) all costs and expenses incurred in connection with Purchaser’s inspection of the Property including the cost of any environmental assessments obtained by Purchaser; (vi) the fees and expenses of Purchaser’s attorneys; (vii) the cost to prepare the survey; and (viii) any other costs and expenses incurred by Purchaser.

7.4 Prorations.

7.4.1 All state, city and/or county ad valorem taxes due with respect to the Property for the calendar year of Closing shall be prorated between Purchaser and Seller as of the Closing Date. If the actual amount of such taxes or utility charges is not known as of such date, either because bills for the period in question have not been issued or because such bills cover real property in addition to the Property, the proration at Closing will be based on the most current and accurate billing information available. Should such proration not be based on the actual amount of the ad valorem taxes or utility charges for the period in question and should such proration prove to be inaccurate upon receipt of the actual bills for the Property, then either Seller or Purchaser may demand at any time after Closing Date a payment from the other party correcting such malapportionment.

7.4.2 Seller is responsible for and shall pay all operating expenses and all other expenses and utility charges in respect of the Property for all time periods through the day prior to Closing. Purchaser is responsible for and shall pay all such items for all time periods commencing on the day of Closing. Seller will pay all salaries, taxes, fringe benefits and accrued vacation and sick leave and similar items accrued with respect to employees of the Property through the day prior to Closing and all such compensation expenses will be terminated as of such date.

7.4.3 Seller is entitled to receive and retain all income in respect of the Property for all time periods through the day prior to Closing and Purchaser is entitled to receive and retain all such income for all time periods commencing on the day of Closing. For purposes of making the prorations contained herein, at Closing, Purchaser will be given credit for rent paid to Seller relating to time periods commencing on or after the Closing Date. This credit will reflect actual collected rents, and Seller and Purchaser agree to adjust this proration (together with other prorations) pursuant to the last two sentences of this paragraph based on actual collections for the month in which Closing occurs. Rents are prorated by applying amounts received in the month of Closing first to rents due in the month in which Closing occurs and then to past due rents in inverse order of maturity (i.e., then most recent delinquencies paid first). Any termination, cancellation or similar fee (e.g., a fee paid by a tenant to cancel his/her Tenant Lease upon buying a home) received by Seller after the Execution Date under any Tenant Lease having a term which, in the absence of such early termination, would have extended beyond the Closing Date, shall be prorated between Seller and Purchaser at Closing.

7.4.4 Intentionally Omitted.

7.4.5 If any mistakes in any adjustments or prorations or if any omissions in respect thereto are discovered by either Purchaser or Seller subsequent to the date of Closing, Purchaser and Seller agree to adjust such items between themselves. Such prorations and payments shall be determined and made by Seller and Purchaser, in good faith, as soon as practicable after Closing, but in any event on or before September 1, 2008.

8. OPERATION OF PROPERTY PENDING CLOSING.

8.1 During the pendency of this Agreement upon the request of Purchaser (but in no event more frequently than two (2) per month) and at Closing upon the request of Purchaser, Seller shall deliver to Purchaser an updated Rent Roll, which Rent Roll shall be true, correct and complete as of the last day of the immediately preceding accounting month-end. During normal business hours, and upon reasonable advance notice, Seller shall make available to Purchaser for review at Seller’s offices at the Property full, true, correct and complete copies of all Tenant Leases as are in effect on the Execution Date and thereafter.

8.2 Subject to the terms and conditions set forth in this Agreement, Seller hereby covenants and agrees with Purchaser that, after the Execution Date and so long as this Agreement remains in full force and effect, Seller will not sell, assign, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any interest or estate therein) without the prior written consent of Purchaser. Except for this Agreement, Seller has not executed and will execute no exclusive or other brokerage agreements which will survive the Closing Date. From and after the Effective Date, Seller shall not enter into Service Contracts without the prior written consent of Purchaser which consent may be withheld in Purchaser’s sole and absolute discretion. Provided, however Seller shall not be required to obtain the written consent of Purchaser for the renewal of any existing Service Contracts as long as the renewal terms are substantially similar to the terms of the expiring Service Contract or are terminable upon thirty (30) days notice without penalties.

8.3 Between the Inspection Date and the Closing Date, Seller shall operate and maintain the Property pursuant to Seller’s customary procedures consistent with the manner in which Seller has operated and maintained the Property during Seller’s ownership, and no new rental agreements (excluding leases renewed on a month to month basis) or renewals of existing rental agreement (except renewals pursuant to notices of renewal sent prior to the Inspection Date) will be entered into at rates and terms which are inconsistent with Seller’s policies and practices as of the Inspection Date, except as approved by Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned.

8.4 Unless this Agreement is terminated pursuant to the terms hereof, Seller will not solicit any offers to sell the Property or make or accept any offers to sell the Property or any part thereof to anyone other than Purchaser, its successors and assigns, engage in any negotiations with any third party with respect to the sale or other disposition of the Property or any part thereof with anyone other than Purchaser, its successors or assigns, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property or any part thereof with anyone other than Purchaser.

9. DAMAGE OR CONDEMNATION PRIOR TO CLOSING.

9.1 Seller agrees to give Purchaser prompt notice of any fire or other casualty affecting the Property between the Execution Date and the Closing Date or of any actual or threatened taking or condemnation of all or any portion of the Property. If prior to Closing, there shall occur:

(a) damage to the Property caused by fire or other casualty which would cost Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more to repair; or

(b) the taking or condemnation of all or any portion of the Property as would materially interfere with the present use thereof;

then, in any such event, Purchaser, at its option, may terminate its obligations under this Agreement by written notice given to Seller within ten (10) days after Purchaser has received the notice referred to above or at Closing, whichever is earlier, in which event the Earnest Money, together with all interest accrued thereon, shall be returned immediately by Escrow Agent to Purchaser, and neither party shall have any further right or obligation hereunder. If Purchaser delivers written notice to Seller waiving such termination right, then Closing shall take place as provided herein and there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds (including all rent loss proceeds applicable to the period after Closing) or condemnation awards which may be payable to Seller on account of such occurrence, provided that Seller shall reimburse Purchaser for any policy deductibles to the extent the same remain unpaid as of Closing.

If prior to Closing there shall occur:

(a) damage to the Property caused by fire or other casualty which would cost less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to repair; or

(b) the taking or condemnation of all or any portion of the Property as would not materially interfere with the present use thereof;

then, in any such event, Purchaser shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds (including rent loss proceeds applicable to the period after Closing) or condemnation awards which may be payable to Seller on account of any such occurrence, provided that Seller shall reimburse Purchaser for any policy deductibles, to the extent the same remain unpaid as of closing.

10. NO BROKERS. Seller and Purchaser warrant and represent that except for Broker which shall be paid by Seller at Closing pursuant to a separate agreement, there are and will be no broker’s or intermediaries’ commissions or fees payable as a consequence of the sale and purchase of the Property and do hereby indemnify, defend and hold harmless each of the other from and against the claims, demands, actions and judgments (including, without limitation, attorneys’ fees and expenses incurred in defending any claims or in enforcing this indemnity) of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of any dealings, negotiations or communications with the indemnifying party in connection with this Agreement or the sale and purchase of the Property.

11. ACCESS TO AND EXAMINATION OF THE PROPERTY.

11.1 Property Inspection. Prior to Closing and upon reasonable notice to Seller and at reasonable times, subject to the rights of tenants, Purchaser, through agents, employees or contractors, may go upon the Property during normal business hours to make boundary line or topographical surveys and to conduct such soil, engineering, environmental and other tests, investigations and analyses of the Property; provided, however, that Purchaser shall perform no intrusive testing (including, without limitation, test borings, drilling, removal of soil and water samples, ground water testing and surface water testing but excluding air quality and radon testing and routine mold and asbestos sampling) without the specific consent of Seller and Seller’s agreement to the nature and scope of such testing. At least two (2) days written notice shall be required for entry to rented apartment units. Purchaser shall pay all costs incurred in making such surveys, tests, analyses and investigations and shall indemnify, defend and hold Seller harmless from any liens, and from any claims, losses and liabilities for personal injury or property damage proximately arising out of Purchaser’s exercising such right and privilege to go upon the Property but expressly excluding any punitive damages; provided, however, Purchaser shall not be liable for any economic loss in value of the Property as a result of the discovery or disclosure of matters discovered during the inspection of the Property, except for matters disclosed in violation of Subsection 11.4 hereof. Purchaser’s indemnity of Seller hereunder shall survive the rescission, cancellation, termination or consummation of the Agreement.

11.2 Due Diligence Items. Within five (5) business days after the Execution Date Seller will deliver or make available to Purchaser at the Property such Due Diligence Items as are in the possession and control of Seller or can be obtained without unreasonable effort and expense. The Due Diligence Items are furnished without representation or warranty except as may be expressly set forth in Section 6 hereof.

11.3 Intentionally Omitted.

11.4 Confidentiality.

(a) In connection with the possible acquisition of the Property by Purchaser, Seller will furnish Purchaser with certain documents, records and other information related to the Property and its tenants which Seller views as confidential in nature. As used in this Agreement Confidential Information means (i) lease and tenant files and information contained in those files, (ii) information furnished by Seller or its affiliates or their officers, agents or representatives regarding performance of the Property, including financial information and marketing information, (iii) any notes, analyses, compilations, abstracts, summaries, projections, studies or other materials which may be made, prepared by, or made available by Seller. The Confidential Information shall be used for the sole purpose of evaluating the feasibility of the purchase and for no other purpose. The Confidential Information will be kept confidential and shall not, without the prior written consent of Seller, be provided by Purchaser to, accessed by, or disclosed to anyone other than the respective employees, financial advisors, legal counsel and accountants of Purchaser (i) who need to know the Confidential Information for the purpose of evaluating the purchase or financing of the Property, (ii) who are informed by Purchaser of the confidential nature of the information, and (iii) who agree to be bound by the terms and conditions of this Agreement (collectively, its “Advisors”).

(b) Purchaser agrees to return the Confidential Information to Seller immediately upon request, with no copies being retained by Purchaser or its Advisors, in the event this Agreement expires or is terminated, or Closing does not occur within the period established by this Agreement.

11.5 Insurance. Purchaser agrees to maintain and cause any of its representatives or agents conducting any surveys, tests, investigations, analyses or assessments pursuant to Section 11 hereof to maintain and have in effect workers’ compensation insurance, with statutory limits of coverage, and commercial general liability insurance with (i) all risk coverage, (ii) waiver of subrogation, and (iii) limits of not less than One Million and No/100 Dollars ($1,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name Seller as an additional insured. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities, which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller. The provisions of this Subsection 11.5 shall survive Closing or any termination of this Agreement.

12. DEFAULT.

12.1 Seller’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of Seller’s default, failure or refusal to perform hereunder, at Purchaser’s option, either (a) the Earnest Money, to the extent paid, shall be refunded to Purchaser on demand, whereupon this Agreement shall be terminated and neither party shall have any further rights or obligations with respect hereto except as specifically set forth herein, or (b) Purchaser shall have the right to seek specific performance of this Agreement. Except as set forth in the next sentence, Purchaser hereby waives for itself and anyone who may claim by or through Purchaser, any and all rights to sue or recover any amounts from Seller except to the extent set forth in the foregoing clause (a) or (b) and shall not commence or pursue any such remedy. If specific performance is not an available remedy, Purchaser may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed the lesser of (i) One Hundred Thousand and No/100 Dollars ($100,000.00) or (ii) the actual reasonable out-of-pocket expenses incurred by Purchaser and paid (A) to Purchaser’s attorneys in connection with the negotiation of this Agreement and (B) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Section 11. For purposes of this provision, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction determines conclusively that Purchaser is entitled to specific performance on the merits of its claim but said court is unable to enforce specific performance due to reasons beyond the control of the court. No partner, member in or agent of Seller, nor any advisor, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a partner in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing except to the extent such parties receive sale or insurance proceeds. Notwithstanding anything contained herein to the contrary, the terms of this Subsection 12.1 shall survive Closing and the delivery of the Deed and termination of this Agreement.

12.2 Purchaser’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser’s default, failure or refusal to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder, to payment of the Earnest Money as full and complete liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default. Seller’s receipt of the Earnest Money, to the extent paid, is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (i) for specific performance of this Agreement, or (ii) to recover actual damages in excess of such sums. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to seek or claim a refund of such sums (or any part thereof) on the grounds that such amount is unreasonable in amount and exceeds Seller’s actual damages or that the retention of such sums by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. No partner, member in or agent of Purchaser, nor any advisor, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a partner in Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing. Notwithstanding anything contained herein to the contrary, the terms of this Subsection 12.2 shall survive Closing and the delivery of the Deed and termination of this Agreement.

12.3 Legal Fees and Costs. In any litigation between the parties regarding this Agreement (including with respect to the disposition of the Earnest Money), the losing party shall pay to the prevailing party all reasonable expenses and court costs, including reasonable attorneys’ fees actually incurred, incurred by the prevailing party. A party shall be considered the prevailing party if:

(a) it substantially obtains the relief it sought, either through a judgment or through the losing party’s voluntary action before any arbitration (after it is scheduled), trial or judgment; or

(b) the other party withdraws its action without substantially obtaining the relief it sought.

Notwithstanding anything contained herein to the contrary, the terms of this Subsection 12.3 shall survive Closing and the delivery of the Deed and termination of this Agreement

13. CONDITIONS PRECEDENT.

13.1 Purchaser’s Conditions.

13.1.1 Purchaser’s obligations under this Agreement are subject only to and conditioned upon the satisfaction (or waiver by Purchaser) of the following condition precedent:

(a) Purchaser’s determination, in Purchaser’s sole and absolute discretion and prior to the Inspection Date, that the Property is suitable for Purchaser’s intended use.

(b) The Representations and Warranties set forth in Section 6 will be materially true on and as of the Closing Date with the same effect as though made at such time, and Seller must have materially performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

13.1.2 If the condition precedent in Subsection 13.1.1(a) is satisfied in Purchaser’s sole discretion prior to the Inspection Date, then Purchaser will, by written notice to Seller given on or prior to the Inspection Date, notify Seller of its desire to proceed to Closing (the “Approval Notice”). If Purchaser does not timely give the Approval Notice as aforesaid, Purchaser shall be deemed to have disapproved the Property, at which time the Earnest Money deposit shall be returned to Purchaser. Should Purchaser deliver the Approval Notice, Purchaser shall concurrently deposit the Additional Earnest Money deposit as set forth in Section 4.3 above. If the conditions precedent in Subsection 13.1.1(b) are not satisfied or waived by Purchaser prior to the Closing Date, then Purchaser may terminate this Agreement by written notice to Seller given on or prior to the Closing Date.

13.2 Seller’s Conditions.

13.2.1 Seller’s obligations under this Agreement are subject only to and conditioned upon the satisfaction (or waiver by Seller) of the following conditions precedent:

(a) The representations and warranties of Purchaser set forth in Section 6 of this Agreement will be materially true on and as of Closing with the same effect as though made at such time, and Purchaser must have materially performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

13.2.2 If the conditions precedent in Subsection 13.2.1(a) are not satisfied or waived by Seller prior to the Closing Date, then Seller may terminate this Agreement by written notice to Purchaser given on or prior to the Closing Date. If Seller does not timely give notice of termination as aforesaid, Seller shall be deemed to have waived such conditions precedent to Closing.

14. TIME OF ESSENCE. Time is of the essence hereof.

15. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Georgia.

16. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, confirmed facsimile, nationally recognized courier (such as Federal Express) which maintains a record or receipt of delivery, or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below:

To Seller:	Simpson Financing Limited Partnership
1100 Abernathy Road, NE
Suite 700
Atlanta, Georgia 30328
Attention: Scott D. Henley
Telephone: (770) 390-3911
Facsimile No.: (770) 551-0480
scott.henley@simpsonhousing.com
With a copy to:	McGuireWoods LLP
1170 Peachtree Street, N.E.
Suite 2100
Atlanta, Georgia 30309
Attention: John T. Grieb, Esquire
Telephone: (404) 443-5717
Facsimile No.: (404) 443-5762
Email: jgrieb@mcguirewoods.com
To Purchaser:	Fowler Property Acquisitions, LLC
100 Bush Street, #510
San Francisco, CA 94101
Attention: Patti Harrison
Telephone: (415) 249-6182
Facsimile No.: (415) 925-3440
Email: pharrison@fpacquisitions.com
With a copy to:	Nancy Mauriello, Esq.
4665 MacArthur Court
Suite 2100
Newport Beach, California 92660
Telephone: (949) 399-2525
Facsimile No.: (949) 399-2528
Email: nancy@nmapc.com

Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand, courier or facsimile delivery or on the third day following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days prior written notice thereof, any party may from time to time at any time change its mailing address hereunder. Any notice given by counsel to a party shall have the same effect as if given by such party.

17. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement cannot be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

18. CAPTIONS. All captions, heading, Section, Subsection, Paragraph and Subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect to the text of this Agreement.

19. SURVIVAL. Except as specifically provided herein, the representations, warranties and covenants made herein shall not survive Closing.

20. EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement shall be construed to be made a part of this Agreement by such reference, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

21. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

22. REFERENCES. All references to Sections, Subsections, Paragraphs or Subparagraphs will be deemed to refer to the appropriate Section, Subsection, Paragraph or Subparagraph of this Agreement. Unless otherwise specified in this Agreement, the terms “herein,” “hereof,” “hereunder” and other terms of like or similar import, will be deemed to refer to this Agreement as a whole, and not to any particular Section, Subsection, Paragraph or Subparagraph hereof. Words of any gender used in this Agreement will be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23. WAIVER. Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

24. RIGHTS CUMULATIVE. Except as expressly limited by the terms of this Agreement, all rights, powers and privileges conferred hereunder are cumulative and not restrictive of those given by law.

25. ASSIGNMENT. This Agreement and the rights, duties, interests, and obligations of Purchaser hereunder may not be assigned by Purchaser without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion; provided; however, in the event Seller consents to any such assignment, such assignment shall not relieve the assignee of its obligations under the Agreement. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to an entity owned or, controlled by or under common control of Purchaser.

26. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

27. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

28. FURTHER ASSURANCES. The parties hereto agree that they will each take such steps and execute such documents as may be reasonably required by the other party or parties to carry out the intents and purposes of this Agreement.

29. VALIDITY OF AGREEMENT. The validity of this Agreement between Seller and Purchaser will not be affected by whether or not any broker or any party other than Seller and Purchaser has signed this Agreement or any amendments thereto.

30. SEVERABILITY. In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder hereof, and the remaining provisions shall continue in full force and effect at the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement as of the Execution Date.

“SELLER”

SIMPSON FINANCING LIMITED PARTNERSHIP, a Colorado limited partnership

By:	QRS FINANCING, LLC, a Colorado limited liability company, its general partner

By:	Simpson Housing LLLP, a Delaware limited liability limited partnership, its general manager

By:	Colomba LLC, a Delaware limited liability company, its general partner

By:	/s/ Scott D. Henley
Name:	Scott D. Henley
Title:	Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

“PURCHASER”

FOWLER PROPERTY ACQUISITIONS, LLC, a California limited liability company

By:	/s/ Michael B. Earl
Name:	Michael B. Earl
Title:	Manager

LIST OF EXHIBITS

Exhibit	Title
“A”	Legal Description
“B”	Intentionally Omitted
“C”	Earnest Money Escrow Agreement
“D”	Due Diligence Items
“E”	Service Contracts List
“F”	Rent Roll
“G”	Personal Property
6.1.2	Pending Eminent Domain Actions
7.2.1	Limited Warranty Deed
7.2.2	Special Warranty Bill of Sale
7.2.3	Assignment and Assumption of Leases, Service Contracts and Warranties
7.2.4	Certificate of Nonforeign Status
7.2.5	Tenant Notice Letter
7.2.6	Assignment of Refundable Deposits
7.2.10	Reaffirmation of Reps and Warranties
7.2.11	Certificate of Ownership